Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and Chief Financial Officer 919-862-1000	Director, Investor Relations and Corporate Communications 919-862-1000

SALIX PHARMACEUTICALS ANNOUNCES

XIFAXAN™ CO-PROMOTION

ALTANA Pharma US to Focus on Primary Care Physicians

RALEIGH, NC, March 3, 2005 – Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that the Company has entered into a co-promotion agreement with ALTANA Pharma US, Inc. to promote XIFAXAN™ (rifaximin) tablets 200 mg.

Under the terms of the agreement, ALTANA Pharma US will utilize one of its sales forces with approximately 250 representatives to promote XIFAXAN to the primary care physician market, which includes family practice, general practice and certain internal medicine physicians. This ALTANA sales force currently promotes Protonix® (pantoprazole) for the treatment of erosive gastroesophageal reflux disease (GERD) as part of a co-promotion agreement with Wyeth. Protonix is the most successful product of the ALTANA Pharma group with worldwide market sales of more than $3 billion in 2004. XIFAXAN is a nonsystemic, gastrointestinal-selective, oral antibiotic for the treatment of travelers’ diarrhea caused by noninvasive strains of E. coli in patients 12 years of age and older.

Commenting on the agreement, Carolyn Logan, President and Chief Executive Officer, Salix, stated, “We are very pleased with the opportunity this co-promotion provides for us to capture a greater share of the market for XIFAXAN. ALTANA Pharma is currently detailing one gastrointestinal product on the US market to primary care physicians, and XIFAXAN represents an excellent addition to their product offering to this target audience. This co-promotion will allow Salix to continue to focus its sales efforts on its primary target audience – gastroenterologists – while at the same time allowing ALTANA Pharma the opportunity to expand the XIFAXAN market by generating exposure to its target audience – primary care physicians.”

Alan Birtchet, Vice President, Sales, ALTANA Pharma US, stated, “ALTANA Pharma is excited with the opportunity to co-promote XIFAXAN. We are focused on growing our business by means of diversifying our product portfolio in selected therapeutic areas. This agreement should serve as an excellent opportunity for our primary care sales force to expand our current gastroenterology business.”

Financial terms of the agreement were not disclosed.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 100-member gastroenterology specialty sales and marketing team. XIFAXAN™ (rifaximin) tablets 200 mg are indicated for the treatment of patients (>12 years of age) with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24-48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (vs. 19.7%), headache 9.7% (vs. 9.2%), abdominal pain 7.2% (vs. 10.1%) and rectal tenesmus 7.2% (vs. 8.8%).

ALTANA Pharma US, Inc. is a US subsidiary of ALTANA Pharma AG, the pharmaceutical division of ALTANA AG, which is headquartered in Konstanz, Germany. ALTANA Pharma concentrates on innovative pharmaceutical products in therapeutics, imaging and OTC medication. Therapeutics, the most important business area, is based on prescription drugs for gastrointestinal, respiratory and cardiovascular indications.

For full prescribing information on Xifaxan, please visit www.salix.com.

Salix trades on the Nasdaq National Market under the ticker symbol “SLXP”.

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

XIFAXAN™ is licensed from Alfa Wassermann SpA.

PROTONIX® is a registered trademark of Wyeth.

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Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include market acceptance for approved products, management of rapid growth, intellectual property risks, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.